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                                                                    Exhibit 99.1


WEDNESDAY APRIL 26, 8:19 PM EASTERN TIME

COMPANY PRESS RELEASE



   VA LINUX SYSTEMS AND ANDOVER.NET AMEND THE TERMS OF ACQUISITION AGREEMENT


SUNNYVALE, CALIF. - April 26, 2000 -- Effective today, VA Linux Systems (Nasdaq:
LNUX) and Andover.Net (Nasdaq: ANDN) have amended the terms of the agreement by which VA Linux will acquire all of the outstanding shares of Andover.Net.

Under the new terms, each share of Andover.Net Common Stock outstanding as of the closing of the transaction will be exchanged for 0.425 of a share of VA Linux Systems Common Stock. Based on tax concerns, the parties modified the previously announced agreement, in which each outstanding share of Andover.Net Common Stock would have received 0.425 shares of VA Linux Common Stock, reduced by a pro-rata portion of cash.

About VA Linux Systems

Since 1993, VA Linux Systems (Nasdaq:LNUX) has been a recognized leader in Linux and Open Source solutions for Internet infrastructure. VA Linux provides a single point of contact for Linux systems, Open Source software and expertise, and world-class professional services and support. VA Linux Systems owns and operates SourceForge(TM), the world's largest Open Source development center, as well as Linux.com and Themes.org. Headquartered in Sunnyvale, VA Linux is located on the Web at http://www.valinux.com.

About Andover.Net

Andover.Net (NASDAQ:ANDN) is the leading Linux destination on the Internet. Serving 60 million page impressions to over 3 million users each month, Andover.Net (www.Andover.Net) includes the largest news/community site, Slashdot (slashdot.org); the largest site for programmer resources, Freshmeat.net (www.freshmeat.net); the leading online support site for Linux and Open Source, QuestionExchange; and the popular developer e-commerce site, ThinkGeek (thinkgeek.com). With these sites and our other Linux sites such as FreeCode (freecode.com) and LinuxDaveCentral (www.linux.davecentral.com), Andover.Net accounts for over 50% of the visits to Linux destinations on the Internet. Andover.Net also includes cross-platform sites that provide programmer and developer resources for users of many popular operating systems in addition to Linux such as Windows, UNIX and Macintosh.

The proposed acquisition is subject to various risks and uncertainties, which include, but are not limited to: VA Linux's ability to integrate Andover.Net into its operations; the timing of new product introductions; pricing pressures and other competitive factors; and the fact that VA Linux and Andover.Net have incurred and will continue to incur substantial losses. Further information regarding these risks will be included in a registration statement on Form S-4

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to be filed by VA Linux with the Securities and Exchange Commission (SEC) in connection with the merger. Further information on the risks and uncertainties affecting each company is contained in each company's filings with the SEC, including their respective S-1 registration statements, VA Linux's Quarterly Report on Form 10-Q for the period ended January 28, 2000 and Andover.Net's Annual Report on Form 10-K for the year ending December 31, 2000. The above mentioned documents contain important information and you are urged to review them carefully. Each such document is available free of charge at the SEC Website at www.sec.gov or from the contacts listed below.
Contact:

VA Linux Systems
Patrick Fossenier, 408/543-8054 (IR)
pfossenier@valinux.com
Eureka Endo 408/542-5754 (Media)
eureka@valinux.com
  or
Andover.Net
Marion Scott, 978/635-5300 ext. 160 (IR)
marion.scott@andover.net
Janet Holian, 978/635-5300 ext. 104 (Media) janet@andover.net
  or
Access Communications
Wendi Taylor, 415/904-7070
wtaylor@accesspr.com
  or
Schwartz Communications, Inc.
Leah Barrett, 781/684-0770
Chris Stamm, 781/684-0770
cstamm@schwartz-pr.com


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